EXHIBIT 5.1

[Letterhead of McGuireWoods LLP]

July 8, 2014

Ferrellgas, L.P.

Ferrellgas Finance Corp.

7500 College Boulevard, Suite 1000

Overland Park, Kansas 66210

Re:                             Exchange Offer pursuant to Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Ferrellgas, L.P., a Delaware limited partnership (the “Partnership”), and Ferrellgas Finance Corp., a Delaware corporation, (the “Company,” and together with the Partnership, the “Issuers”), in connection with the preparation of:

(a)                                 the Issuers’ Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to the Securities Act of 1933, as amended, (the “Securities Act”), related to the registration of the Issuers’ 6.75% Senior Notes due 2022 (the “Exchange Notes”), and

(b)                                 the prospectus contained in the Registration Statement (the “Prospectus”).

Pursuant to the Registration Statement, the Issuers are offering to exchange (the “Exchange Offer”) up to $475,000,000 aggregate principal amount of the Exchange Notes for a like amount of their outstanding 6.75% Senior Notes due 2022 (the “Unregistered Notes”).

The Exchange Notes will be issued upon consummation of the Exchange Offer.  The Unregistered Notes were, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 4, 2013 (the “Indenture”), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).  This opinion letter is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)         the Registration Statement;

(b)         the Prospectus; and

(c)          the Indenture, including the form of global note for the Exchange Notes as attached thereto.

The documents referred to in clauses (a) through (c) above are referred to collectively as the “Subject Documents” and each, individually, as a “Subject Document.”

In addition, we have examined and relied upon the following:

(i)                                     certificates from officers of Ferrellgas, Inc., a Delaware corporation and general partner of the Partnership (the “General Partner”), certifying as to, among other things, (A) true and correct copies of the certificate of limited partnership and the limited partnership agreement of the Partnership, (B) true and correct copies of the certificate of incorporation and the bylaws of the General Partner, and (C) resolutions of the board of directors of the General Partner authorizing the Exchange Offer on behalf of the Partnership (the “General Partner Certificates”)

(ii)                                  certificates from officers of the Company certifying as to, among other things, (A) true and correct copies of the certificate of incorporation and the bylaws of the Company and (B) resolutions of the board of directors of the Company authorizing the Exchange Offer on behalf of the Company (the “Company Certificates”);

(iii)                               certificates dated July 2, 2014 issued by the Secretary of State of the State of Delaware, attesting to the limited partnership or corporate status (as applicable) and good standing of each of the General Partner, the Partnership and the Company in the State of Delaware; and

(iv)                              originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

As used herein, the following term has the meaning set forth below:

“Applicable Law” means (a) the laws of the State of New York, (b) the Delaware Revised Uniform Limited Partnership Act, (c) the Delaware General Corporation Law and (d) the relevant federal laws of the United States.

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following.

(a)                                 Factual Matters.  To the extent that we have reviewed and relied upon (i) the General Partner Certificates and the Company Certificates and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b)                                 Signatures.  The signatures of individuals signing the Subject Documents are genuine and (other than those individuals signing on behalf of the Issuers) authorized.

(c)                                  Authentic and Conforming Documents.  All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d)                                 Legal Capacity of Certain Parties.  All parties to the Subject Documents are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Subject Documents and the documents required or permitted to be delivered and performed thereunder, except that no such assumption is made as to the Issuers or the General Partner as of the date hereof.  All individuals who have signed each Subject Document had the legal capacity to execute such Subject Document.

(e)                                  Authorization, Execution and Delivery of Subject Documents.  The Subject Documents have been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to the Issuers or the General Partner.

(f)                                   Subject Documents Binding on Certain Parties.  The Subject Documents are valid and binding obligations enforceable against the parties thereto in accordance with their terms, except that no such assumption is made as to the Issuers or the General Partner.

(g)                                  Noncontravention.  Neither the consummation of the Exchange Offer nor the execution and delivery of the Subject Documents by any party thereto nor the performance by such party of its obligations thereunder will conflict with or result in a breach of (i) the certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, certificate of limited partnership, partnership agreement, trust agreement or other similar organizational documents of any such party, except that no such assumption is made with respect to the Issuers or the General Partner and their respective organizational documents, (ii) any law or regulation of any jurisdiction applicable to any such party, except that no such assumption is made with respect to the Issuers or the General Partner as to any Applicable Law or (iii) any order, writ, injunction or decree of any court or governmental instrumentality or agency applicable to any such party or any agreement or instrument to which any such party may be a party or by which its properties are subject or bound.

(h)                                 Governmental Approvals.  All consents, approvals and authorizations of, or filings with, all governmental authorities that are required as a condition to the consummation of the Exchange Offer or to the execution and delivery of the Subject Documents by the parties thereto or the performance by such parties of their obligations thereunder have been obtained or made, except that no such assumption is made with respect to any consent, approval, authorization or filing that is applicable to the Issuers or the General Partner.

(i)                                     No Mutual Mistake, Amendments, etc.  There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the Exchange Offer.  There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Subject Documents.

Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1.                                      Power and Authority; Authorization.  Each Issuer has the corporate or limited partnership, as applicable, power and authority to execute, deliver and perform the terms and provisions of the Exchange Notes and had taken all necessary corporate or limited partnership, as applicable, action to authorize the execution, delivery and performance thereof.

2.                                      Validity and Enforceability.  When each Issuer has duly executed and delivered the Exchange Notes and the Exchange Notes have been authenticated by the Trustee in accordance with the terms of the Indenture and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

Matters Excluded from Our Opinions

We express no opinion with respect to any matter pertaining to the contents of the Subject Documents other than as expressly stated herein.

We express no opinion with respect to the enforceability of any agreement an Issuer as may be included in any Subject Document relating to indemnification, contribution or exculpation from costs, expenses or other liabilities or regarding the choice of governing law (other than the enforceability in a court of the State of New York or in a federal court sitting in the State of New York and applying New York law to any such agreement that the laws of the State of New York shall govern).

Qualifications and Limitations Applicable to Our Opinion

The opinions set forth above are subject to the following qualifications and limitations:

(a)                                 Applicable Law.  Our opinions are limited to the Applicable Law, and we do not express any opinion concerning any other law. Without limiting the generality of the foregoing, our opinions related to the Delaware General Corporation Law are limited to our review of the respective texts of such laws as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws.

(b)                                 Bankruptcy.  Our opinions are subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c)                                  Equitable Principles.  Our opinions are subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

(d)                                 Unenforceability of Certain Provisions.  Certain of the provisions contained in the Subject Documents may be unenforceable or ineffective, in whole or in part.  Such provisions include, without limitation, those which:  require waivers or amendments to be made only in writing; violate applicable public policy; waive or do not require notice in connection with the exercise of remedies; authorize a standard for decision other than commercial reasonableness; purport to validate otherwise invalid provisions of other documents incorporated or referred to in any Subject Document; or subrogate any of the noteholders or any other party to the rights of others.  The inclusion of such provisions, however, does not render any Subject Document invalid as a whole, and each of the Subject Documents contains, in our opinion, adequate remedial provisions for the ultimate practical realization of the principal benefits purported to be afforded by such Subject Document, subject to the other qualifications contained in this opinion letter. We note, however, that the unenforceability of such provisions may result in delays in enforcement of the rights and remedies under the Subject Documents of the parties seeking enforcement, and we express no opinion as to the economic consequences, if any, of such delays.

(e)                                  Choice of New York Law and Forum.  To the extent that our opinions relate to the enforceability of the choice of New York law or any choice of New York forum provisions of any Subject Document, our opinion is rendered in reliance upon New York General Obligations Law Sections 5-1401 and 5-1402 and Rule 327(b) of the New York Civil Practice Rules and is subject to the qualification that such enforceability may be limited by principles of public policy, comity and constitutionality.  We express no opinion as to whether a United States federal court would have subject-matter or personal jurisdiction over a controversy arising under the Subject Documents.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter.  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to us in the Prospectus under the caption “Legal matters.” In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.

The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion letter if any Applicable Laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein.  Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

/s/ McGuireWoods LLP